UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Wednesday, June 27, 2007

Date of report (Date of earliest event reported)

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

660 Engineering Drive Norcross, Georgia 30092 (770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors has elected Thomas W. O’Connell, age 60, as a member of the Board of Directors, effective June 27, 2007. It is currently expected that he will be selected to serve on the Nominating & Governance Committee of the Board. Mr. O’Connell received an automatic grant of an option to purchase 15,000 shares of the Company’s common stock at the June 27 closing price of $22.12 per share, with vesting of 3,000 shares per year. This option was granted upon Mr. O’Connell’s election and without further board action, as per terms of the Company’s 2007 Stock Incentive Plan.
Previously, Mr. O’Connell was the United States Assistant Secretary of Defense for Special Operations and Low Intensity Conflict between 2003 and, 2007, and was responsible for civilian oversight of multi-billion dollar budgets, as well as oversight of approximately 52,000 Special Operations personnel. During his civilian career, Mr. O’Connell also held senior management positions with ESystems Inc. and later Raytheon Company, working on critical infrastructure protection and advanced special operations and intelligence projects.
During his military career, Mr. O’Connell served a three-year assignment at the Central Intelligence Agency, an infantry service assignment in Germany, a combat tour as an advisor in Veitnam, numerous assignments in Special Operations Intelligence units and an exchange tour with the British Army in the United Kingdom. He commanded a battalion in the 82nd Airborne Division and served as the Senior Intelligence Officer for the Joint Special Operations Command. Mr. O’Connell also commanded a Special Operations Intelligence Brigade and served in Grenada, Panama, and the first Gulf War. He received several awards for valor in combat zones as well as the Purple Heart and the Air Medal. He also earned two masters degrees during his military career.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.

Date: July 2, 2007	By:	/s/ Don T. Scartz

Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer